Exhibit 99.1

N E W S R E L E A S E

FOR IMMEDIATE RELEASE	111 Pencader Drive
Newark, DE 19702
P 302.456.6789
F 302.861.3730
T 800.544.8881

www.sdix.com

SDIX Company Contact:
Kevin Bratton
VP and CFO
(302) 456-6789
kbratton@sdix.com

SDIX Reports Second Quarter 2010 Results

Net Loss Decreases 71%. Progress Made in Life Science Business.

NEWARK, DE (August 4, 2010) - SDIX (Nasdaq: SDIX), a leading provider of biotechnology-based products and services for a broad range of life science, biotechnology, diagnostic and food safety applications, today reported financial results for the second quarter ended June 30, 2010.

Revenues for the quarter ended June 30, 2010 were $6.8 million compared to $6.9 million for the same period in 2009. Year-to-date revenues for the six months ended June 30, 2010 were $13.5 million in 2010, compared to $13.8 million for the same period in 2009.

Second Quarter and Recent Highlights

●
Launched NOVUS BIOLOGICALS and SDIX Partnership – Novus has seen good initial sales from the over 800 pre-made GAT™ Polyclonal Antibodies provided for their catalog. A joint team is collaborating to create additional novel antibodies using GAT to targets selected by Novus for inclusion in their catalog offering.

●
Wayne P. Yetter joined SDIX’s Board of Directors, effective May 18, 2010 - currently Chief Executive Officer of ProActive for Patients Media, Inc., Mr. Yetter has a 30-year career in the pharmaceutical industry, with executive positions at Pfizer, Merck, Astra-Merck (now AstraZeneca) and Novartis.

●
The RapidChek® SELECT™ Salmonella Enteritidis testing system was commercially launched - applicable to both egg and poultry industries, this product is designed specifically to help U.S. commercial egg producers comply with new FDA regulations that require them to test poultry houses and eggs for Salmonella Enteritidis. Initial orders have been placed, and SDIX has begun shipments while final regulatory validations are underway.

●
Announced multi-year collaboration with Banyan Biomarkers related to biomarker discovery work in the detection of traumatic brain injury – SDIX will provide antibody production from Banyan’s novel set of cell lines and will collaborate with them to utilize our complete range of immunosolutions in the development of additional biomolecules for this critical research.

Mr. Francis DiNuzzo, the Company’s President and CEO, said, “Our results for the second quarter of 2010, though not demonstrating increased revenue year over year, continue to show improvement in our operating model and the impact of our strategic focus on Life Science and Food Safety.  A significant portion of our efforts and resources are now focused on driving growth in our target markets.  We are seeing the benefits with improved performance in Life Science, and while Food Safety revenue was down year over year, we believe that the outlook for the remainder of the year indicates an improving picture. We recently launched a new testing system that will help U.S. commercial egg producers implement the FDA-mandated testing for Salmonella Enteritidis. We are also collaborating with Banyan Biomarkers in their biomarker work for traumatic brain injury detection. These new developments exemplify the inroads we are making in our target markets.”

Financials

Gross profit (defined as total revenues less manufacturing expenses) for the quarter ended June 30, 2010 was $4.0 million, as compared to $3.6 million for the same period in 2009.  Year-to-date gross profit was $8.0 million in 2010, compared to $7.4 million for 2009.

Gross margins were 59% for the second quarter of 2010, compared to 53% for the same period in 2009.  Gross margins for the six months ended June 30, 2010 were 59% compared to 54% for the same period in 2009.

Operating loss for the second quarter decreased 72% to $201,000 from $714,000 in the second quarter of 2009. Operating loss for the first six months of 2010 fell 50% to $648,000 from $1.3 million for the first six months of 2009.

Net loss for the second quarter of 2010 fell 71% to $215,000, or $0.01 per diluted share, compared to a net loss of $734,000, or $0.04 per diluted share, for the same period in 2009.  For the six month period ended June 30, 2010, the net loss was $674,000, or $0.03 per diluted share, compared to a net loss of $1.3 million, or $0.06 per diluted share, for the same period in 2009.

Life Science Revenues

Life Science revenues were $3.7 million for the quarter ended June 30, 2010, a 10% increase from $3.3 million for the same period in 2009.  For the six months ended June 30, 2010, Life Science revenues increased 6% to $7.5 million compared to $7.0 million for the same period in 2009.

Kit Revenues

Kit revenues were $3.1 million, including contract revenues of $75,000, for the second quarter ended June 30, 2010, reflecting a decrease of 13%, from $3.5 million in the second quarter of 2009.  For the six months ended June 30, 2010, kit revenues decreased 10% to $6.0 million compared to $6.6 million for the same period in 2009.  The decrease in kit sales was primarily attributable to lower revenues in the Water Quality and Ag-GMO markets where SDIX has been reducing its focus.

Quarter Ended June 30,	2010	2009
Life Sciences	$ 3.7 million	$ 3.3 million
Food Pathogen Products	$ 1.3 million	$ 1.4 million
Ag-GMO Products, including contract revenue	$ 0.5 million	$ 0.6 million
Water and Environmental Products	$ 1.3 million	$ 1.5 million

Conference Call

The dial-in number for our live conference call, to be held at 4:30 p.m. ET on August 4, 2010, is 877-407-9210 (201-689-8049 outside the U.S.).  A live webcast of the conference call will be available on the Company’s website, www.sdix.com, as well as www.investorcalendar.com.  For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days.  Telephone replays of the call will be available from 7:30 p.m. ET on August 4, 2010 through 11:59 p.m. ET on August 19, 2010.  To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 286 and conference ID 354464.

About SDIX (www.sdix.com)

SDIX is a biotechnology company, expert at creating advantage by providing a broad range of quality, innovative and effective immuno-solutions to the Pharmaceutical, biotechnology, diagnostics, and food safety markets. For nearly 20 years, SDIX has developed antibodies which advance its customers’ immuno-based work – reducing time, labor, and costs while increasing accuracy and reliability of results.

SDIX offers a full suite of integrated immuno-solution capabilities including assay design, development, and production.  In life science markets, SDIX capabilities are being used to help discover the mechanisms of disease, facilitate the development of new drugs, and provide mechanisms for rapid diagnosis.

This news release may contain forward-looking statements reflecting SDIX's current expectations. When used in this press release, words like “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project”, “plan” and similar expressions as they relate to SDIX are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDIX at this time. Such risks and uncertainties include, without limitation, changes in demand for products, the application of our technologies to various uses, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, inability to obtain or delays in obtaining fourth party, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDIX's public filings with the U.S. Securities and Exchange Commission.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

Revenues	$6,796	$6,853	$13,487	$13,755

OPERATING EXPENSES:
Manufacturing	2,764	3,223	5,519	6,320
Research and development	764	820	1,440	1,483
Selling, general and administrative	3,469	3,524	7,184	7,244
Gain on disposal of assets	-	-	(8)	-
Total operating expenses	6,997	7,567	14,135	15,047

Operating loss	(201)	(714)	(648)	(1,292)

Interest income (expense), net	(14)	-	(26)	5

Loss before taxes	(215)	(714)	(674)	(1,287)

Income tax expense	-	20	-	8

Net loss	$(215)	$(734)	$(674)	$(1,295)

Basic loss per share	$(0.01)	$(0.04)	$(0.03)	$(0.06)

Shares used in computing basic
loss per share	20,229,963	20,105,814	20,209,158	20,070,882

Diluted loss per share	$(0.01)	$(0.04)	$(0.03)	$(0.06)

Shares used in computing diluted
loss per share	20,229,963	20,105,814	20,209,158	20,070,882

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	June 30, 2010	December 31, 2009
ASSETS
Current Assets :
Cash and cash equivalents	$7,650	$7,937
Restricted cash	1,250	1,250
Receivables, net	3,907	3,650
Inventories	3,658	3,714
Deferred tax asset	1	1
Other current assets	761	551
Total current assets	17,227	17,103

Property and equipment, net	4,307	4,626
Other assets	85	10
Deferred tax asset	51	51
Intangible assets, net	1,378	1,435
Total assets	$23,048	$23,225

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities :
Current portion of long-term debt	$400	$400
Accounts payable	449	571
Accrued expenses	1,978	1,386
Deferred revenue	2	75
Total current liabilities	2,829	2,432

Long-term debt	500	700

Stockholders' Equity:
Preferred stock, $.01 par value, 20,920,648 shares authorized,
no shares issued or outstanding	-	-
Common stock, $.01 par value, 35,000,000 shares authorized,
20,902,030 and 20,786,515 issued
at June 30, 2010 and December 31, 2009, respectively	209	208
Additional paid-in capital	41,294	40,958
Treasury stock, 406,627 common shares at cost
at June 30, 2010 and December 31, 2009	(555)	(555)
Accumulated deficit	(20,950)	(20,276)
Cumulative translation adjustments	(279)	(242)
Total stockholders' equity	19,719	20,093
Total liabilities and stockholders' equity	$23,048	$23,225